Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Lomond Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	4,329,617	(2)	$4.00	$17,318,468	0.00015310	$2,651.46
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,759,608	(3)	$4.00	$7,038,432	0.00015310	$1,077.58
Total Offering Amounts						$24,356,900		$3,729.04
Total Fee Offsets								$0.00
Net Fee Due								$3,729.04

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Lomond Therapeutics Holdings, Inc. (the “Company”) that may be issuable under the Company’s 2024 Lomond Therapeutics Holdings, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) or Lomond Therapeutics, Inc. 2024 Stock Plan (the “Legacy Lomond 2024 Plan,” and together with the 2024 Plan, the “Plans”) by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of Common Stock.

(2)	Represents options to purchase common stock of Legacy Lomond pursuant to the Legacy Lomond 2024 Plan that remained outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, assumed by the Company and each becoming an option to purchase Common Stock of the Company.

(3)	Represents shares of Common Stock reserved for future grant under the 2024 Plan. The 2024 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2024 Plan on the first day of each fiscal year of the Company during the term of the 2024 Plan, commencing in 2026 and ending in (and including) 2034, in an amount equal to the lesser of (a) 5% of the total number of Common Shares actually issued and outstanding on the last day of the preceding fiscal year; or (b) a number of Common Shares determined by the Company’s board of directors (the “Board”).

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $4.00 per share, which, in lieu of a trading market, is the offering price in that certain Registration Statement on Form S-1 filed with the Commission by the Company on November 27, 2024.